Exhibit 21
ITC HOLDINGS CORP. CORPORATE ORGANIZATION CHART ITC HOLDINGS CORP. METC GP Holdings, Inc. International Transmission ITC Equipment, LLC ITC Midwest LLC ITC Grid Development, LLC ITC Green New York Company Power Express Transmission d/b/a ITCTransmission LLC Holdings Corp. ** Green Power Conjunction LLC Express LLC ** * METC GP Holdings II, LLC METC LP METC LP METC LP METC LP METC LP Holdings 1, Inc. * Holdings II, Holdings III, Holdings IV, Holdings V, Inc.* Inc. * Inc.* Inc. * Empire Conjunction LLC ** Michigan Green Powei Transco Express LP * Holdings, L.P. ITC Panhandle Transmission, LLC ITC Great Plains, LLC Michigan Electric Transmission Company, LLC All entities are organized in the State of Michigan, except: * Entities organized in the State of Delaware ** Entities organized in the State of New York